Exhibit 99.8

2790 Walsh Ave	P 408 579 8700
Santa Clara, CA 95051	F 408 579 8795
Miramar Sales Force Talking Points

Who is Sientra?

•	Sientra is a medical aesthetics company based in Santa Barbara, CA

•	The Company sells breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons.

•	Sientra also offers a range of other aesthetic and specialty products including BIOCORNEUM®, for scar management.

What impact will Miramar’s sale to Sientra have on Miramar’s future plans?

•	Since 2012 when Miramar first launched the miraDry system, the company was committed to developing the best treatment option for patients for significant reduction in sweat and odor in the axilla.

•	We are even more committed to that goal and with the commercial support that Sientra brings

When is the transaction expected to close?

•	The deal is expected to close within the next 40-60 days.

Will miraDry be based out of Sientra’s headquarters in Santa Barbara?

•	While Miramar will, following the closing, be a wholly owned subsidiary of Sientra, Miramar will remain a stand-alone business unit.

•	We will continue to maintain, grow and manage our commercial efforts from Miramar Labs offices in Santa Clara, CA.

Miramar Customer asking about deal or technology details:

•
“We are excited about joining forces with Sientra and we are currently working towards closing the acquisition which is not yet final. Once done, details of the closing will be made public and we will be in touch with more details.”

Miramar Customers asking about ordering consumables or service

•	Its business as usual

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•	All ordering will remain the same.

a.	Miramar orders through Miramar with Miramar payment terms

b.	Sientra orders through Sientra with Sientra payment terms

•	As of this time, there are no bundling options of orders.

•	All miraDry service issues with be handled through Miramar as usual

Existing customers looking to buy/order Sientra products:

•	For now, refer them to the Sientra Customer Service team at 888.708.0808.

Media requests:

•	All requests for more information should be forwarded to Mike or Brigid until further notice. Under no circumstances should you be speaking with the media or investors regarding the acquisition.

Cautionary Statement Regarding Forward-Looking Statements
Any statements made in this communication that are not statements of historical fact, including statements about the expected timetable for completing the transaction and the potential effects of the acquisition on both Sientra and Miramar Labs, are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to Sientra’s or Miramar Labs’ plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements with respect to Miramar Labs, see the discussion of risks and uncertainties in Miramar Labs’ annual report on Form 10-K for the fiscal year ended December 31, 2016 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 17, 2017 and other reports Miramar Labs files with the SEC, as well as the tender offer documents to be filed with the SEC by Sientra and its acquisition subsidiary and by Miramar Labs. The forward-looking statements contained in this document are made as of the date that the document is issued, and Miramar Labs undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.

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Additional Information and Where to Find It
In connection with the proposed acquisition, Sientra will commence a tender offer for all of the outstanding shares of Miramar Labs. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Miramar Labs, nor is it a substitute for the tender offer materials that Sientra and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Sientra and its acquisition subsidiary will file tender offer materials on Schedule TO with the SEC, and Miramar Labs will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY MIRAMAR LABS’ STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Miramar Labs’ stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Miramar Labs by phone at (408) 940-8700, or by visiting Miramar Labs’ website (www.miramarlabs.com). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. MIRAMAR LABS’ STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.

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